EX-FILING FEES

Calculation of Filing Fee Tables

424B5

(Form Type)

Take-Two Interactive Software, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	3.300% Senior Notes due 2024	457(r)	$1,000,000,000	99.956%	$999,560,000	.0000927	$92,659.21

	Debt	3.550% Senior Notes due 2025	457(r)	$600,000,000	99.958%	$599,748,000	.0000927	$55,596.64

	Debt	3.700% Senior Notes due 2027	457(r)	$600,000,000	99.995%	$599,970,000	.0000927	$55,617.22

	Debt	4.000% Senior Notes due 2032	457(r)	$500,000,000	99.894%	$499,470,000	.0000927	$46,300.87

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Total Offering Amounts					$2,698,748,000

Total Fees Previously Paid					—

Total Fee Offsets					—

Net Fee Due					$250,173.94